Exhibit 16.1

November 18, 2024

U.S. Securities and Exchange Commission

450 Fifth Street N.W.

Washington, DC 20549

RE: Ocean Capital Acquisition Corporation

File No.: 333-282462

We have read the statements under the Changes in and Disagreements with Accountants on accounting and Financial Disclosure section of the Form S-1 to be filed with the Securities and Exchange Commission. We agree with statements pertaining to us.

/s/ MaloneBailey, LLP

MaloneBailey, LLP

www.malonebailey.com

Houston, Texas